Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for July 31, 2012. Net assets of the Fund were unaffected by the reclassifications.

Reduction                                           Reduction
to Accumulated                                  to Accumulated Net
Increase to                            Net Investment                                   Realized Gain on
Paid-in Capital                     Loss                                                     Investments4
-----------------------------------------------------------------------------------------------------
$255,139                                 $1,573                                                   $256,712

4. $255,139, including $47,840 of long-term capital gain, was distributed in connection with Fund share redemptions.